EXHIBIT 99.1

FreightCar America, Inc. Reports Fourth Quarter and Full Year 2019 Results

‘Back to Basics’ transformational strategy has repositioned the business to compete profitably when we enter the next upturn in the cycle

Finished the year with $70 million in cash, cash equivalents, marketable securities, and restricted certificates of deposit

CHICAGO, Feb. 26, 2020 (GLOBE NEWSWIRE) -- FreightCar America, Inc. (NASDAQ: RAIL) today reported results for the fourth quarter ended December 31, 2019.

Business Highlights

  Fourth quarter revenue of $44.9 million on deliveries of 439 units
  Fourth quarter net loss of $9.5 million, or $0.75 per diluted share, which includes the impact of asset sales and certain restructuring items
  Total cash, cash equivalents, restricted cash equivalents, marketable securities and restricted certificates of deposit of $70.0 million at December 31, 2019
  Year-end backlog totaled 1,650 railcars with an aggregate value of approximately $206 million
  Subsequent to year end, the Company received additional orders for 300 railcars
  Full-year 2020 delivery outlook forecasted to range between 2,000 and 2,500 railcars
  ‘Back to Basics’ benefitted fourth quarter results with over $2,000 per railcar of material cost savings in 2019 on a run-rate basis, which, when combined with savings achieved in 2018, yielded more than $5,000 of savings per railcar, excluding commodity price movements
  Company expects its Castaños, Mexico facility to be in production by the end of 2020

“2019 was a year of significant progress for FreightCar as we continued to aggressively transform the business and reposition it to compete profitably in the future,” said Jim Meyer, President and Chief Executive Officer of FreightCar America. “While industry conditions remained challenged, we focused on maintaining our internal momentum by executing against the last few steps of our ‘Back to Basics’ strategy. This included strong performance against our goals to remove over $5,000 per car in material costs over the last two years. It also included significant work to revamp our product portfolio to better align with customer needs. Lastly, we took important steps to optimize our manufacturing footprint through further domestic consolidation and a new partnership to expand into Mexico. The latter will allow us to increase the competitiveness of our portfolio. When complete, our footprint will include the industry’s newest production facilities in both the U.S. and Mexico. As importantly, we completed this hard work while maintaining a solid and supportive balance sheet, despite the significant downcycle in our markets. All of our efforts in 2018 and 2019 have laid the framework for FreightCar to succeed in the next market cycle.”

Fourth Quarter Results

  Consolidated revenues were $44.9 million in the fourth quarter of 2019 compared to $87.8 million in the same quarter of 2018. The Company delivered 439 railcars in the fourth quarter of 2019, which included 354 new railcars and 85 rebuilds. This compares to 1,047 railcars delivered in the fourth quarter of 2018, which included 827 new railcars and 220 rebuilt railcars.

  The Company had a backlog totaling 1,650 railcars at December 31, 2019, valued at approximately $206 million.

  Consolidated operating loss for the fourth quarter of 2019 was $9.0 million, compared to an operating loss of $11.3 million for the fourth quarter of 2018. This quarter’s operating loss included a $2.0 million charge from the loss on a sale of 100 railcars previously held in the leasing fleet, a $6.6 million non-cash gain related to the termination of a postretirement benefit plan and a net $2.0 million restructuring gain largely attributed to a $2.4 million non-cash gain on our Roanoke, VA facility related to the termination of the lease.

  Net loss in the fourth quarter of 2019 was $9.5 million, or $0.75 per diluted share, compared to net loss of $25.7 million, or $2.06 per diluted share, in the fourth quarter of 2018.

Full Year 2019 Results

  Consolidated revenues for the fiscal year ended December 31, 2019 were $230.0 million compared to $316.5 million for the fiscal year ended December 31, 2018.

  The Company delivered 2,276 railcars in 2019, which included 1,728 new railcars and 548 rebuilt railcars. This compares to 4,214 railcars delivered in 2018, which included 2,584 new railcars, 1,205 rebuilt railcars and 425 leased railcars.

  Consolidated operating loss for 2019 was $75.6 million, which included a net $22.4 million relating to impairment and restructuring charges, $7.3 million in charges from the loss on sale of railcars previously held in the leasing fleet, and a $6.6 million non-cash gain related to the termination of a postretirement benefit plan. This compared to consolidated operating loss of $32.1 million in 2018, which included a $0.6 million gain on sale of our Danville, IL facility.

  The Company recorded a $21.5 million impairment charge after completing its annual review of goodwill and intangible assets. The charge is related to the decline of the Company’s common stock price, the Company’s most recent financial results and the current condition of the freight car market.

  Net loss in 2019 was $75.2 million, or $5.95 per diluted share, compared to a net loss of $40.6 million, or $3.26 per diluted share, in 2018.

  Cash, cash equivalents, restricted cash equivalents, marketable securities and restricted certificates of deposit were $70.0 million as of December 31, 2019, compared to $68.0 million as of December 31, 2018. The slight increase in cash was primarily driven by lower inventory levels and the monetization of railcars in our lease fleet, largely offset by negative results from operations.

Fourth Quarter 2019 Conference Call & Webcast Information

The Company will host a conference call and live webcast on Thursday, February 27, 2020 at 11:00 a.m. (Eastern Standard Time) to discuss the Company’s fourth quarter 2019 financial results. To participate in the conference call, please dial (844) 291-5491, Confirmation Number 3826331.  Interested parties are asked to dial in approximately 10 to 15 minutes prior to the start time of the call. The live audio-only webcast can be accessed at:

Event URL: https://attglobal.webcasts.com/viewer/event.jsp?ei=1285861&tp_key=1fddfc2c7d

If you need technical assistance, call the toll-free AT&T Conference Casting Support Help Line at (888) 793-6118. Please note that the webcast is listen-only and webcast participants will not be able to participate in the question and answer portion of the conference call.  An audio replay of the conference call will be available beginning at 2:00 p.m. (Eastern Standard Time) on February 27, 2020 until 11:59 p.m. (Eastern Daylight Time) on March 27, 2020.  To access the replay, please dial (866) 207-1041 or (402) 970-0847.  The replay pass code is 8502743.  An audio replay of the call will be available on the Company’s website within two days following the earnings call.

About FreightCar America

FreightCar America, Inc. manufactures a wide range of railroad freight cars, supplies railcar parts and leases freight cars through its FreightCar America Leasing Company subsidiaries. FreightCar America designs and builds high-quality railcars, including bulk commodity cars, covered hopper cars, intermodal and non-intermodal flat cars, mill gondola cars, coil steel cars, boxcars and coal cars. It is headquartered in Chicago, Illinois and has facilities in the following locations: Cherokee, Alabama; Grand Island, Nebraska; Johnstown, Pennsylvania; Roanoke, Virginia; and Shanghai, People’s Republic of China. More information about FreightCar America is available on its website at www.freightcaramerica.com.

Forward-Looking Statements

This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: risks relating to the Shoals facility, including the facility not meeting internal assumptions or expectations and unforeseen liabilities from Navistar; the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and customer acceptance of orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and other competitive factors. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

FreightCar America, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	December 31, 2019	December 31, 2018

Assets	(in thousands)
Current assets
Cash, cash equivalents and restricted cash equivalents	$66,257	$45,070
Restricted certificates of deposit	3,769	4,952
Marketable securities	-	18,019
Accounts receivable, net	6,991	18,218
Inventories, net	25,092	64,562
Other current assets	7,570	5,012
Total current assets	109,679	155,833

Property, plant and equipment, net	38,564	45,317
Railcars available for lease, net	38,900	64,755
Right of use asset	56,507	-
Goodwill	-	21,521
Other long-term assets	1,552	2,311

Total assets	$245,202	$289,737

Liabilities and Stockholders’ Equity
Current liabilities
Accounts and contractual payables	$11,713	$34,749
Accrued payroll and other employee costs	1,389	1,639
Reserve for workers' compensation	3,210	3,344
Accrued warranty	8,388	9,309
Customer deposits	5,123	3,000
Deferred income state and local incentives, current	2,219	2,219
Deferred rent, current	-	6,466
Lease liability, current	14,960	-
Other current liabilities	2,428	1,324
Total current liabilities	49,430	62,050
Long-term debt	10,200	-
Accrued pension costs	6,510	5,841
Accrued postretirement benefits, less current portion	420	4,975
Deferred income state and local incentives, long-term	4,722	6,941
Deferred rent, long-term	-	15,519
Lease liability, long-term	53,766	-
Other long-term liabilities	3,000	801

Total liabilities	128,048	96,127
Stockholders’ equity
Preferred stock	-	-
Common stock	127	127
Additional paid in capital	83,027	90,593
Treasury stock, at cost	(989)	(9,721)
Accumulated other comprehensive loss	(10,780)	(8,188)
Retained earnings	45,824	120,799

Total FreightCar America stockholders' equity	117,209	193,610
Noncontrolling interest in JV	(55)	-
Total stockholders' equity	117,154	193,610
Total liabilities and stockholders’ equity	$245,202	$289,737

FreightCar America, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2019	2018	2019	2018

	(In thousands, except for share and per share data)

Revenues	$44,938	$87,835	$229,958	$316,519
Cost of sales	53,003	91,867	244,258	320,146
Gross loss	(8,065)	(4,032)	(14,300)	(3,627)
Selling, general and administrative expenses	7,511	7,222	38,302	29,051
Loss on sale of railcars available for lease	2,028	-	7,266	-
Gain on sale of facility	-	-	-	(573)
Gain on termination of postretirement benefit plan	(6,637)	-	(6,637)	-
Restructuring and impairment charges	(1,980)	-	22,371	-
Operating loss	(8,987)	(11,254)	(75,602)	(32,105)
Interest expense and deferred financing costs	(235)	(70)	(609)	(155)
Other income	93	427	858	1,848
Loss before income taxes	(9,129)	(10,897)	(75,353)	(30,412)
Income tax (benefit) provision	461	14,772	(115)	10,169
Net loss	(9,590)	(25,669)	(75,238)	(40,581)
Less Net loss attributable to noncontrolling interest in JV	(55)	-	(55)	-

Net loss attributable to FreightCar America	$(9,535)	$(25,669)	$(75,183)	$(40,581)

Net loss per common share attributable to FreightCar America- basic	$(0.75)	$(2.06)	$(5.95)	$(3.26)

Net loss per common share attributable to FreightCar America- diluted	$(0.75)	$(2.06)	$(5.95)	$(3.26)

Weighted average common shares outstanding - basic	12,359,478	12,325,876	12,352,142	12,318,861

Weighted average common shares outstanding - diluted	12,359,478	12,325,876	12,352,142	12,318,861

Dividends declared per common share	$-	$-	$-	$-

FreightCar America, Inc.
Segment Data
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
	(In thousands)		(In thousands)
Revenues:
Manufacturing	$42,784	$84,208	$219,064	$302,154
Corporate and Other	2,154	3,627	10,894	14,365
Consolidated Revenues	$44,938	$87,835	$229,958	$316,519

Operating (Loss) Income:
Manufacturing	$(10,057)	$(6,541)	$(53,501)	$(14,556)
Corporate and Other	1,070	(4,713)	(22,101)	(17,549)
Consolidated Operating (Loss) Income	$(8,987)	$(11,254)	$(75,602)	$(32,105)

FreightCar America, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Twelve Months Ended December 31,
	2019	2018
	(in thousands)
Cash flows from operating activities
Net loss	$(75,238)	$(40,581)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Restructuring and impairment charges	22,367	-
Net proceeds from Shoals transaction	-	2,655
Depreciation and amortization	12,438	12,017
Amortization expense - right-of-use leased assets	10,485	-
Recognition of deferred income from state and local incentives	(2,219)	(2,220)
Loss on sale of railcars available for lease	7,197	-
Gain on termination of postretirement benefit plan	(6,637)	-
Deferred income taxes	176	9,969
Stock-based compensation recognized	1,225	3,198
Other non-cash items, net	(975)	(304)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	11,227	(10,637)
Inventories	40,649	(16,311)
Other assets	(2,127)	1,728
Accounts and contractual payables	(23,957)	10,693
Accrued payroll and employee benefits	(1,368)	(165)
Income taxes receivable/payable	155	657
Accrued warranty	(921)	1,247
Lease liability	(17,602)	-
Other liabilities	6,201	(2,461)
Accrued pension costs and accrued postretirement benefits	(55)	(1,129)
Net cash flows used in operating activities	(18,979)	(31,644)

Cash flows from investing activities
Purchase of restricted certificates of deposit	(4,981)	(8,312)
Maturity of restricted certificates of deposit	6,164	9,080
Purchase of securities held to maturity	(1,986)	(111,356)
Proceeds from maturity of securities	20,025	136,716
Cost of railcars available for lease	-	(37,347)
Purchase of property, plant and equipment	(5,573)	(2,185)
Proceeds from sale of property, plant and equipment and railcars available for lease	17,305	2,458
Net cash flows provided by (used in) investing activities	30,954	(10,946)

Cash flows from financing activities
Proceeds from line of credit borrowings	10,200	-
Employee stock settlement	(59)	(118)
Deferred financing costs	(929)	(10)
Net cash flows provided by (used in) financing activities	9,212	(128)

Net increase (decrease) in cash and cash equivalents	21,187	(42,718)
Cash, cash equivalents and restricted cash equivalents at beginning of year	45,070	87,788
Cash, cash equivalents and restricted cash equivalents at end of year	$66,257	$45,070

INVESTOR & MEDIA CONTACT	Josh Littman or Chris Hodges
TELEPHONE	312-445-2870